Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-157386 and 333-157386-01

11.55% Synthetic Buy-Write Notes Linked to the Common Stock of Mosaic Co. Final Term Sheet September 30, 2010

Issuer:	Citigroup Funding Inc.

Underlying Stock:	Mosaic Co. (“MOS”)

Sole Manager:	Citigroup Global Markets Inc.

Offering:	11.55% Synthetic Buy-Write (the “Notes”).

Offering Size:	USD 5,000,000

Offering Price:	100.00%.

Trade Date:	September 30, 2010

Issue Date:	October 5, 2010

Valuation Date:	March 31, 2011

Maturity Date:	April 5, 2011

Payment Days:	New York

Coupon:	11.55% per annum payable quarterly

Initial Equity Value:	USD 58.65

Final Equity Value:	The closing value of the Underlying Equity on the Valuation Date

Equity Return Percentage:	The Equity Return Percentage will be computed as follows:

Final Equity Value - Initial Equity Value Initial EquityValue

Upside Cap:	15%

Payment at Maturity:	For each $1,000 unit:

(a) If the Equity Return Percentage is less than or equal to the Upside Cap: $1000 x (1+Equity Return Percentage).

(b) If the Equity Return Percentage is greater than the Upside Cap: $1,150 (calculated as the product of $1,000 and (1 + Upside Cap)).

Form and Denomination:	Registered Medium Term Notes in minimum denominations and minimum increments of USD 1,000.00.

Cusip:	1730T0KL2

Calculation Agent:	Citigroup Global Markets Inc.

Listing:	None

Settlement:	DTC

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

11.55% Synthetic Buy-Write Notes Linked to the Common Stock of Mosaic Co. Final Term Sheet September 30, 2010

Notice:

The Notes represent obligation of Citigroup Funding Inc. only and do not represent an obligation of or interest in MOS or any of its affiliates. MOS has not authorized, sponsored or consented to the issuance of the Notes.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.